As filed with the Securities and Exchange Commission on April 3, 2017

Registration No. 333-196362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUFFOLK BANCORP

(People’s United Financial, Inc. as successor by merger to Suffolk Bancorp)

(Exact name of registrant as specified in its charter)

New York	11-2708279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 West Second Street

Riverhead, New York 11901

(631) 208-2400

(Address, including Zip Code, of Principal Executive Offices)

Suffolk Bancorp 1999 Stock Option Plan

Amended and Restated Suffolk Bancorp 2009 Stock Incentive Plan

(Full title of the plan)

Robert E. Trautmann

c/o People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Lee Meyerson, Esq.

Elizabeth Cooper, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-196362) (the “Registration Statement”) of Suffolk Bancorp, a New York corporation (the “Company”), which was filed with the Securities and Exchange Commission on May 29, 2014.

On April 1, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 26, 2016, by and between the Company and People’s United Financial, Inc., a Delaware corporation (“People’s United”), the Company merged with and into People’s United, with People’s United as the surviving corporation (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, People’s United, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on April 3, 2017.

PEOPLE’S UNITED FINANCIAL, INC. (as successor by merger to Suffolk Bancorp)

By:	/s/ Robert E. Trautmann
Name: Robert E. Trautmann, Esq.
Title: Senior Executive Vice President, General Counsel and Corporate Secretary